                          SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement   [ ]  Confidential, for Use of
[x]   Definitive Proxy Statement           the Commission Only as
[ ]   Definitive Additional Materials      permitted by
[ ]   Soliciting Material Pursuant to      Rule 14a-6(e)(2))
        Section 240.14a-11(c)
        or Section 240.14a-12

                                        West One Bancorp
- ---------------------------------------------------------------------------

              (Name of Registrant as Specified In Its Charter)

- ---------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[x]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2),
      or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
      11.
 1)  Title of each class of securities to which transaction applies:
 ____________________________________________________________________________
 2)  Aggregate number of securities to which transaction applies:
 ____________________________________________________________________________
 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_____________________________________________________________________________
 4)  Proposed maximum aggregate value of transaction:

_____________________________________________________________________________
 5)  Total fee paid:

_____________________________________________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1)  Amount Previously Paid:

_____________________________________________________________________________
 2)  Form, Schedule or Registration Statement No.:

_____________________________________________________________________________
 3)  Filing Party:

_____________________________________________________________________________
 4)  Date Filed:

_____________________________________________________________________________

WEST ONE
   BANCORP
                                                                March 7, 1995


Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of West One Bancorp to be held at 10:30 a.m. on Thursday, April 20, 1995, at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho.

      Matters to be presented for action at the meeting include the election of directors and ratification of the selection of independent auditors.

      In addition to the agenda items, there will be a report on the operations of the Corporation and ample opportunity for questions directed to the executive officers of the Corporation. Also, the officers and directors of the Corporation will be available to talk individually with shareholders before and after the meeting.

      We sincerely hope you will attend the meeting in person. Whether or not you can attend, it is important that you sign, date and return your proxy as soon as possible. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote personally.

      The Corporation's 1994 annual report to shareholders accompanies the enclosed proxy materials. The annual report highlights the Corporation's progress during 1994.

                               Sincerely,



                               Daniel R. Nelson
                               Chairman and Chief
                               Executive Officer
West One Plaza
P.O. Box 8247
Boise, Idaho  83733

                              WEST ONE BANCORP
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               April 20, 1995

      You are invited to attend the annual meeting of shareholders of West One Bancorp to be held at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho, on Thursday, April 20, 1995, at 10:30 a.m., local time.

      Only shareholders of record at the close of business on February 24, 1995, will be entitled to vote at the meeting.

      The meeting is being held to consider and act upon the following matters:

      1. Election of four Class I directors (see page 2 of the accompanying proxy statement).

      2. Approval of the appointment of Coopers & Lybrand as independent auditors for the current fiscal year ending December 31, 1995 (see page 13 of the accompanying proxy statement).

      3. Such other business as may properly come before the meeting or any adjournments thereof.

      Please sign and date the accompanying proxy, and return it promptly in the enclosed postage-paid envelope to avoid the expense of further solicitation. If you attend the meeting, you may withdraw your proxy and vote your shares in person.

                             By Order of the Board of Directors


                             Dwight V. Board
                             Secretary

Boise, Idaho
March 7, 1995

                              WEST ONE BANCORP
                         101 South Capitol Boulevard
                            Post Office Box 8247
                             Boise, Idaho  83733
                               (208)  383-7000



                               PROXY STATEMENT

                     1995 ANNUAL MEETING OF SHAREHOLDERS


          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of West One Bancorp (the "Corporation") to be voted at the annual meeting of shareholders to be held on April 20, 1995, and any adjournments thereof.

               VOTING, REVOCATION AND SOLICITATION OF PROXIES

          When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the shares will be voted FOR Items 1 and 2 in the accompanying Notice of Annual Meeting of Shareholders.

          Shareholders may cumulate their votes in the election of directors. See "Election of Directors." Shareholders may expressly abstain from voting on Item 2 in the accompanying Notice of Annual Meeting of Shareholders.
Under the Idaho corporation statutes, abstention has the same effect as a negative vote. Also, shares represented by the duly executed and returned proxy of a broker or other nominee which are not voted on an item ("broker nonvotes"), pursuant to the rules of the national securities exchange of which the nominee is a member or of the National Association of Securities Dealers or otherwise, have the effect of a negative vote on such item.

          Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Corporation of such revocation, by a later-dated proxy received by the Corporation, or by attending the meeting and voting in person. The mailing address of the Corporation's principal executive offices is Post Office Box 8247, Boise, Idaho 83733.

          The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally and by telegram or telephone by directors and officers of the Corporation without additional compensation for such services. Brokers and other persons holding shares in their names, or in the names of nominees, will be reimbursed for their reasonable expenses in forwarding soliciting materials to their principals and in obtaining authorization for the execution of proxies. All costs of solicitation of proxies will be borne by the Corporation. The proxy statement and accompanying form of proxy were first mailed to shareholders on approximately March 7, 1995.

                        OUTSTANDING VOTING SECURITIES

          The close of business on February 24, 1995, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On the record date, the Corporation had outstanding 36,827,600 shares of Common Stock, $1 par value ("Common Stock"), each share of which is entitled to one vote at the meeting. Common Stock is the only outstanding voting security of the Corporation. The presence of a majority of the outstanding shares of Common Stock in person or by proxy, including proxies reflecting broker nonvotes or abstention as to one or more items, will constitute a quorum of shareholders for the meeting. All references to shares of Common Stock and per share prices thereof in the proxy statement have been adjusted where appropriate to reflect stock splits and stock dividends.

                            ELECTION OF DIRECTORS

          The Board of Directors of the Corporation consists of 12 members, divided into three classes serving staggered terms. All of the nominees for election as Class I directors are members of the present Board. The term of office for which each of the Class I nominees is a candidate will expire at the annual meeting of shareholders in 1998. In voting for election of the four nominees, shareholders will be entitled to cumulate their votes by giving one nominee for director as many votes as shall equal the product of the number of positions to be filled multiplied by the number of their shares, or by distributing such votes on the same principle among any number of nominees. If the number of nominees for election as director were to exceed four (the number of positions to be filled), the four nominees receiving the highest number of votes would be elected.

          The Corporation's Bylaws provide that nominations for election to the Board of Directors may be made by the Board, by a proxy committee appointed by the Board, or by any shareholder entitled to vote for the election of directors. A shareholder intending to make one or more nominations at an annual shareholders' meeting must give written notice of such intent, by personal delivery or mail, to the Secretary of the Corporation at least 90 days in advance of the meeting. Such notice must include the name and address of the shareholder and each proposed nominee, a representation that the shareholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of any arrangements or understandings pursuant to which the nominations are to be made, the consent of each nominee to serve as a director if elected and such other information regarding each proposed nominee as would be required to be included in the Corporation's proxy statement had the person been nominated by the Board.
The Corporation has not received any such notice with respect to the nomination of directors for election at the 1995 annual meeting.

          Unless authority to vote for a director or directors is withheld, the accompanying proxy will be voted for the election of the nominees named below. Shares represented by proxies which have been marked to withhold authority to vote for one or more nominees will be treated as not voted for such nominee or nominees and the withheld votes will not be cast for any of the other nominees unless the shareholder otherwise indicates on the proxy. If for any reason a nominee should become unavailable for election (an event the Board does not anticipate), the proxy will be voted for the election of such substitute nominee as may be designated by the Board.

          The following table sets forth information with respect to each person nominated for election as a director and each other person whose term of office as a director will continue after the meeting, including their names and addresses, ages as of February 1, 1995, business experience during the past five years, and directorships in other corporations. The table also indicates the period during which each person has served as a director of the Corporation (or, prior to the Corporation's formation as a bank holding company in 1981, as a director of West One Bank, Idaho). There are no family relationships among the directors.


                            Principal Occupation           Director
Name and Address     and Certain Other Directorships(1)Age   Since

CLASS I (nominees for terms of office to expire in 1998):

Harry Bettis(2)  Rancher.                            60    1971
  Payette, Idaho

Norma Denzer CuginiCommunity volunteer.              66    1994
  Renton, Washington

John B. Fery(2)  Chairman of the board and           64    1976
  Boise, Idaho   a director of Boise Cascade Corporation
                 (paper and forest products).  Director of
                 Albertson's, Inc., Boeing Company, and
                 Hewlett-Packard Company.

Stuart A. Hall   President and chief executive officer and541989
  Portland, Oregona director of Liberty Northwest Insurance
                 Corporation, a workers compensation and
                 business insurance carrier.

Class II (directors whose terms of office will expire in 1996):

D. Michael Jones President of the Corporation.       52    1993
  Boise, Idaho

Jack B. Little   Private investor.                   58    1980(3)
  Boise, Idaho

Warren E. McCain(2)Chairman of the executive committee and691980
  Boise, Idaho   a director of Albertson's, Inc.
                 (supermarket and drug retailer).  Director
                 of Pope & Talbot Inc. and Portland General
                 Corporation.

Douglas W. McCallumOwner of First Financial Resources, Inc.,551993
  Redmond, Washingtona national insurance brokerage and marketing organization.

CLASS III (directors whose terms of office will expire in 1997):

William J. Deasy Vice chairman of the board, president57   1985
   New Orleans,  and chief executive officer of T. L.
   Louisiana     James & Co. (construction, dredging,
                 and natural resources).  Director of
                 Flatiron Structures Inc.

Daniel R. Nelson(2)Chairman and chief executive officer of571985
  Boise, Idaho   the Corporation.

Allen T. Noble(2)President of Farm Development Corporation661975(4)
  Boise, Idaho   (corporate agricultural management).
                 Director of Micron Technology, Inc.

Philip B. Soulen(2)President of Soulen Livestock Company65 1975
  Weiser, Idaho  (cattle and sheep production).  Director
                 of Idaho Power Company.


(1)   During the past five years, the principal occupation and employment of each director has been in the capacity set forth above except as follows:

      (a) Ms. Cugini was chairman of the board of Community Bank of Renton from 1976 until its acquisition by the
          Corporation in 1989.

      (b) Mr. Deasy became vice chairman of the board of T. L. James & Co. in October 1991 and president and chief executive officer in January 1992.  Before he joined T. L. James & Co., Mr. Deasy was engaged in personal pursuits.


      (c) Mr. Fery was chairman and chief executive officer of Boise Cascade Corporation until his retirement in July
          1994.

      (d) Mr. Hall became president and chief executive officer of Liberty Northwest Insurance Corporation in August
          1993.  Prior to that, he was president and chief executive officer of Hanna Car Wash International, Inc., since
          January 1992.  Mr. Hall was president of Carson Oil Company, a distributor of petroleum products, for more than five years until October 1991.

      (e) Mr. McCain was chairman and chief executive officer of Albertson's, Inc., for more than five years until
          February 1991.

(2)   Member of executive committee.

(3)   Mr. Little was not a director of the Corporation from March 1983 until April 1985.

(4)   Mr. Noble was not a director of the Corporation from March 1983 until September 1984.



Stock Ownership by Management

      The following table gives certain information regarding the beneficial ownership of Common Stock as of February 1, 1995, by each director, by certain executive officers, and by all directors and executive officers of the Corporation as a group. In addition, it gives information about each person or group known to the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock as of December 31, 1994. Information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given. No director or executive officer beneficially owns as much as one percent of the outstanding Common Stock except Mr. Bettis, who owns 5.7%. All directors and executive officers as a group (17 persons) beneficially own a total of 7.2% of the outstanding Common Stock.


                           Amount and Nature of
                             Beneficial Ownership(1)
                                              Shared Voting
                          Sole Voting and          and
                          Dispositive          Dispositive
             Name         Power(2)                Power
- ----------------------------------------------------------

Harry Bettis (3) . . . . . . .  2,033,009(5)    57,344
Dwight V. Board  . . . . . . .     36,039(4)(6)
Norma Denzer Cugini. . . . . .     58,890
William J. Deasy . . . . . . .     15,000
John B. Fery . . . . . . . . .     13,458(5)
Stuart A. Hall . . . . . . . .      5,451(5)
Scott M. Hayes . . . . . . . .     77,747(4)(6)
D. Michael Jones . . . . . . .     53,858(4)(6)
Robert J. Lane . . . . . . . .     78,194(4)(6)      300
Jack B. Little . . . . . . . .     33,712          246
Warren E. McCain . . . . . . .      4,328          864
Douglas W. McCallum. . . . . .      4,510(5)       600
Daniel R. Nelson . . . . . . .    149,451(4)(6)      822
Allen T. Noble . . . . . . . .      4,674
Philip B. Soulen . . . . . . .     17,093(5)     1,194

All directors and executive officers
as a group (17 persons). . . .  2,626,908(4)(6)   61,370

- ------------

(1)   Shares are shown as beneficially owned if the person named in the table has or shares the power to vote, or to direct the voting of, or the power to dispose of, or to direct the disposition of, such shares.  Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set opposite their respective names.

(2)   Includes shares subject to applicable community property and similar statutes.

(3)   Mr. Bettis' address is Star Route, Payette, Idaho 83661.

(4)   Includes shares allocated under the Corporation's Employee Thrift Investment Plan, as to which participants have voting power, as follows:  Mr. Board, 4,563 shares; Mr. Hayes, 8,300 shares; Mr. Jones, 3,884 shares; Mr. Lane, 4,151 shares;
      Mr. Nelson, 3,329 shares; and all executive officers as a group, including those named, 28,865 shares.

(5)   Includes restricted shares received in lieu of cash directors' fees as to which the holders have voting power, as follows:  Mr. Bettis, 1,972 shares; Mr. Fery, 986 shares; Mr. Hall, 1,864 shares; Mr. McCallum, 1,560 shares; and
      Mr. Soulen, 1,972 shares.

(6)   Includes shares which executive officers have the right to acquire within 60 days of February 1, 1995, upon exercise of options granted under the Corporation's stock option plans as follows:  Mr. Board, 21,500 shares; Mr. Hayes, 53,365 shares; Mr. Jones, 10,750 shares; Mr. Lane, 71,000 shares; Mr. Nelson, 121,531 shares; and all executive officers as a group, including those named, 309,646 shares.



      Each director and executive officer disclaims beneficial ownership of any shares owned by his or her spouse, minor children or other relatives, including any shares held in trust for the benefit of his or her spouse, children or other relatives, whether or not the director or executive officer is the trustee or cotrustee thereof. Each director and executive officer also disclaims beneficial ownership of any shares held by any corporation or charitable foundation, whether or not he or she is a director, officer or shareholder thereof.

Directors' Meetings and Standing Committees

      The standing committees of the Corporation's Board of Directors include an audit committee and a compensation and benefits committee. The Corporation does not have a standing nominating committee, but the Board's executive committee will consider suggestions submitted by shareholders for proposed nominees for director. Any recommendations as to nominees for election at the 1996 annual meeting should be submitted in writing by November 8, 1995, to the Secretary of the Corporation at its principal executive offices and should include the name, address and qualifications of each proposed nominee.

      During 1994, the Board of Directors of the Corporation held six meetings, the audit committee held four meetings and the compensation and benefits committee held four meetings. In addition, the Board has an executive committee which met six times, an investment committee which met three times, and a credit quality committee which met five times during 1994. Each director attended more than 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during 1994.

      The audit committee reviews services provided by the independent auditors, makes recommendations concerning their engagement or discharge, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, the quality of financial reporting, compliance with certain requirements relating to the safety and soundness of the Corporation's banking institutions, and any recommendations for improvement that they may have with respect to the Corporation and its subsidiaries. The members of the audit committee are Mr. Hall, chairman, and Ms. Cugini, Mr. Deasy, and Mr. Soulen.

      The compensation and benefits committee reviews the compensation of officers of the Corporation and its subsidiaries prior to consideration of such matters by the Board of Directors as a whole. The committee also administers the Corporation's Retirement Plan, Executive Deferred
Compensation Plan, Executive Incentive Bonus Plan, and stock option plans and makes decisions as to grants of options and other stock-based awards.

      Compensation Committee Interlocks and Insider Participation. The members of the compensation and benefits committee are Mr. McCain, chairman, and Messrs. Bettis, Deasy and Fery. The Corporation and its subsidiaries have had, and expect to have in the future, loan transactions in the ordinary course of business with officers and directors of the Corporation and associates of the directors, including the members of the compensation and benefits committee and associates of such members. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or present other unfavorable features.

                           EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the compensation awarded or paid to, or earned by, the Corporation's chief executive officer and each of its four other most highly compensated executive officers (the "named executive officers") during each of the years in the three-year period ended
December 31, 1994.

                                                    Long-Term
                                              Compensation
                               Annual Compensation  Awards
                               -------------------  ------------

                                           Number of
Name and                                   Securities
Principal                                  Underlying     All Other Com-
Position             Year  Salary   Bonus   Options (1)   pensation(2)
- --------------------------------------------------------------------------------

Daniel R. Nelson     1994 $457,944$302,243  61,776(3)  $62,294
  Chairman and Chief 1993  429,996 180,598  34,762(3)   14,163
  Executive Officer  1992  396,660 256,837  32,000(3)    7,934

D. Michael Jones     1994  296,628 126,067  24,173(3)   30,878
  President          1993  278,520 102,635  33,488(3)    9,323
                     1992  260,520 129,609  25,060(3)    7,696

Robert J. Lane       1994  296,628 140,898  23,000      36,985
  President and Chief1993  278,520 132,297  15,000      13,246
  Executive Officer of1992 260,520 117,885  14,000       9,821
  West One Bank,
  Idaho

Scott M. Hayes       1994  201,156  93,035  16,096(3)   24,019
  Executive Vice     1993  166,992  52,185  16,211(3)    8,095
  President and Chief1992  151,812  63,761  14,000       6,366
  Financial Officer

Dwight V. Board      1994  148,392  56,389   6,777(3)   17,531
  Senior Vice        1993  137,400  35,724   5,884(3)    5,948
  President and      1992  127,224  41,666   6,436(3)    3,914
  General Counsel

_____________

(1) No stock appreciation rights ("SARs") were granted to the named executive officers during the years indicated.

(2) Amounts shown for 1994, consisting of (i) contributions by the Corporation to the matching accounts of the named executive officers under the Corporation's Employee Thrift Investment Plan, a qualified plan under
Section 401(k) of the Internal Revenue Code (the "Code"), and invested in
Common Stock; (ii) interest accrued to the accounts of the named executive officers under the Corporation's Executive Deferred Compensation Plan (to the extent that such interest exceeds amounts accrued at a rate equal to 120 percent of the applicable federal long-term rate), compounded monthly;
and (iii) the dollar value of the benefit of premiums paid in 1994 for split-dollar life insurance policies, projected on an actuarial basis, calculated as if the premiums were advanced without interest until recovered by the Company upon termination of the split dollar agreement (generally, at the retirement of the executive or the 16th policy year, whichever is later), were as follows:

                 (i)        (ii)     (iii)
  -------------------------------------------------
 Mr. Nelson    $4,620     $12,455   $45,219
 Mr. Jones      4,620       8,095    18,163
 Mr. Lane       4,620      11,132    21,233
 Mr. Hayes      4,620       4,961    14,438
 Mr. Board      3,409       3,873    10,249

(3) Includes options granted automatically ("reload options") in an amount equal to the number of shares delivered in payment of the exercise price of previously-granted options to the following persons in 1994, 1993, and 1992, respectively: Mr. Nelson, 11,776, 4,762, and 2,000 shares; Mr. Jones, 1,173,
18,488, and 11,060 shares; Mr. Hayes, 1,096, 1,211, and 0 shares; and
Mr. Board, 777, 884, and 1,436 shares.



Stock Option Data

      In 1991, the Corporation adopted, with shareholder approval, the 1991 Performance and Equity Incentive Plan (the "1991 Incentive Plan"), which provides for the grant of stock options and other stock-based awards to officers and other key employees of the Corporation and its subsidiaries. The following table provides information as to options to purchase Common Stock granted to the named executive officers during 1994.



                      Option Grants in Last Fiscal Year

                              Individual Grants

                  Number of   % of Total
                  Securities    Options
                  Underlying   Granted to   Exercise             Grant Date
                   Options    Employees in    Price   Expiration  Present
       Name       Granted (1) Fiscal Year   ($/Share)   Date      Value(2)
- ----------------------------------------------------- ---------- ---------

Daniel R. Nelson  1,936(3)        .61%      $27.00     01/03/98$ 9,551
                  9,840(3)       3.10        27.00     01/03/98 48,543
                 50,000         15.76        24.75     12/12/04380,249

D. Michael Jones  1,173(3)        .37        31.50     01/18/00  9,016
                 23,000          7.25        24.75     12/12/04174,914

Robert J. Lane   23,000          7.25        24.75     12/12/04174,914

Scott M. Hayes      458(3)        .14        32.00     01/03/98  2,829
                 15,000          4.73        24.75     12/12/04119,819
                    638(3)        .20        25.6875   01/03/98  2,913

Dwight V. Board     777(3)        .24        30.5625   01/03/98  4,564
                  6,000          1.89        24.75     12/12/04 45,630

_____________

(1) Options were granted for the numbers of shares indicated at exercise prices equal to the fair market value of the Common Stock on the date of grant. Options generally become exercisable cumulatively in four equal annual installments beginning one year after the date of grant and expire
10 years after the date of grant; provided that options will become exercisable in full upon the occurrence of a change in control of the Corporation (other than a change in control receiving advance approval by the Board of Directors), but not earlier than six months after the date of grant. A change in control includes any occurrence which would be required to be reported as such by the SEC's proxy disclosure rules, including, without limitation, such events as (i) the acquisition by a person or group (other than the Company or any of its subsidiaries or employee benefit plans) of 30 percent or more of the combined voting power of the Company's voting securities, (ii) replacement of more than 49 percent of the directors during a 12-month period, (iii) certain transactions involving the merger or sale of substantially all the assets of the Company, or (iv) approval by the shareholders of a plan of liquidation or dissolution of the Company. Each option includes a feature which entitles an optionee who uses previously-acquired shares of Common Stock to pay all or part of the exercise price of the option to receive a reload option to purchase a number of shares equal to the number of shares tendered at an exercise price equal to the fair market value of the Common Stock on the date of exercise. No SARs were granted to the named executive officers during 1994.

(2) The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability. The values indicated were calculated based on the following assumptions: (i) expectations regarding volatility and dividend yield were based on average quarterly data during the five-year period ended
December 31, 1994; (ii) the risk-free rate of return was assumed to be 6.75% for options with terms less than or equal to five years and 7.25% for options with terms greater than five years; and (iii) values were discounted by 3.0% for each year during which vesting is restricted with respect to a given option. The value which may ultimately be realized by the holders of the reported options will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

(3) Represents reload options, which become 100% vested three years after the date of grant subject to acceleration upon a change in control, and are forfeited if the shares acquired upon exercise of the original option are sold during that period. See note 1 above for a summary of the definition of change in control. Reload options granted during 1994 will expire at the later of January 3, 1998, and the expiration date of the original option.

_____________

      Information regarding exercises of stock options during 1994, and unexercised options held as of December 31, 1994, by the named executive officers is summarized in the table below.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values (1)
- -------------------------------------------------------------------------------------


                                   Number of     Value of Unexercised
             Number of        Securities Underlying     In-the-Money
              Shares            Unexercised Options      Options at
             Underlying          at Fiscal Year-End  Fiscal Year-End(3)
             Options  Value
       Name  ExercisedRealized(2)Exercisable      Unexercisable     Exercisable   Unexercisable
- ------------------------------------------------------------------------------------------------------------------

Daniel R. Nelson37,027$681,805121,531  128,538  $1,540,813$482,865
D. Michael Jones3,000 57,562   17,750   76,471     106,421 193,859
Robert J. Lane -0-      -0-    72,560   45,000     973,292  99,015
Scott M. Hayes4,211   91,096   67,426   38,557     900,123  79,834
Dwight V. Board3,048  64,365   24,500   17,597     308,984  44,470

_____________

(1) The named executive officers neither exercised any SARs during 1994 nor held any SARs at December 31, 1994.

(2) Represents the difference between the fair market value of shares of Common Stock subject to exercised options at the date of exercise and the exercise price.

(3) Calculated based on the difference between $26.4375, which was the average of the high and low sales prices of the Common Stock reported on the NASDAQ National Market System on December 30, 1994, and the per share exercise price of unexercised options. All options reflected in the table were granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.



Retirement Plan

      The Corporation's tax-qualified retirement plan covers substantially all employees of the Corporation and its subsidiaries, including officers. The plan provides for payment of retirement benefits generally based upon an employee's years of credited service with the Corporation or a subsidiary and his compensation level (based on the average during the five consecutive calendar years out of the last twelve years before retirement for which compensation was highest). Retirement benefits vest after five years of service.

      In addition, the Corporation sponsors a nonqualified defined benefit plan covering a select group of highly compensated employees. The nonqualified plan provides for payment of retirement benefits based on an executive's years of credited service with the Corporation or a subsidiary and his covered compensation level. The limits on benefits and covered compensation contained in the Internal Revenue Code for qualified plans do not apply to the nonqualified plan.

      The following table shows the estimated annual benefits payable upon retirement, assuming retirement at age 65, for employees at specified compensation levels with various years of credited service with the Corporation or a subsidiary. The amounts in the table reflect the combined benefits payable from the Corporation's qualified and nonqualified retirement plans.

                             Pension Plan Table
Compensation
Level                    Years of Service
                   15        20        25        30        35

$125,000        $36,000  $ 52,000  $ 68,000  $ 68,000  $ 74,000
 150,000         46,000    65,000    85,000    85,000    90,000
 175,000         55,000    78,000   101,000   101,000   106,000
 200,000         65,000    91,000   117,000   117,000   123,000
 250,000         85,000   117,000   150,000   150,000   155,000
 300,000        104,000   143,000   182,000   182,000   187,000
 350,000        124,000   169,000   215,000   215,000   219,000
 400,000        143,000   195,000   247,000   247,000   252,000
 450,000        163,000   221,000   280,000   280,000   284,000
 500,000        182,000   247,000   312,000   312,000   316,000
 550,000        202,000   273,000   345,000   345,000   348,000
 600,000        221,000   299,000   377,000   377,000   381,000
 700,000        260,000   351,000   442,000   442,000   445,000


      Compensation used in determining retirement benefits under the combined provisions of the qualified and nonqualified plans generally consists of an employee's regular earnings, plus cash bonuses, other cash incentives and certain noncash benefits, including any amounts as to which payment is deferred at the election of the employee.

      Retirement benefits, which are computed as a straight-life annuity for purposes of the above table, may be reduced from the amounts shown in the case of early retirement (or other early termination of employment), benefits paid in the form of a joint and survivor annuity, and employees whose employment with the Corporation or a subsidiary has not been continuous. Special provisions may apply in the case of death or disability. Retirement benefits are not subject to reduction for social security benefits, but are reduced by the value of matching contributions under the Corporation's Employee Thrift Investment (401(k)) Plan.

      The number of years of credited service under the Retirement Plan as of December 31, 1994, for the named executive officers and, assuming their retirement on that date with fully-vested benefits, the compensation levels which would be used in determining retirement benefits are: Mr. Nelson,
10.75 years, $468,851; Mr. Jones, 7.6 years, $326,362; Mr. Lane, 11.25 years,
$285,154; Mr. Hayes, 13.2 years, $160,006; and Mr. Board, 23.3 years,
$125,858.

Directors' Compensation

      Under the standard arrangement in effect at the end of 1994, directors (other than directors who are full-time employees of the Corporation, who do not receive directors' fees) are entitled to receive an annual fee of $15,000, $1,000 for each Board meeting attended and $500 for each committee meeting attended, except that the chairman of the audit committee is entitled to receive an annual fee of $7,200 in lieu of audit committee meeting attendance fees.

      The payment of directors' fees may be deferred at the election of a director pursuant to the Corporation's director deferred compensation plan. Such deferred payments accrue interest at a rate equal to 3 percentage points above Moody's Average Corporate Bond Yield Index.

      Alternatively, non-employee directors may elect to receive restricted shares under the 1991 Incentive Plan in lieu of their annual retainer fees. Awards of restricted shares have a fair market value on the date of issuance equal to the fees that would otherwise be payable to the director. Such restricted shares are nontransferable during a Restriction Period ending on the earlier of (i) the director's 65th birthday, if he or she is no longer a director at that time, (ii) the director's termination as a director for any reason after attaining age 65, (iii) the director's 70th birthday, or (iv) the director's death or disability. The Board of Directors, in its discretion, may cause the Restriction Period to expire earlier. In the event of a change in control of the Corporation (other than a change in control receiving advance approval by the Board), the Restriction Period will terminate automatically. See "Stock Option Data" for a summary of the definition of change in control.

Employment Agreements

      The Corporation has entered into agreements with certain of its key employees, including Messrs. Nelson, Jones, Lane, Hayes, and Board, which provide for severance compensation to such employees in the event their employment with the Corporation is terminated subsequent to a change in control of the Corporation under the circumstances set forth in the agreements. See "Stock Option Data" for a summary of the definition of change in control. Pursuant to the agreements, the employees have agreed to remain in the Corporation's employ following a tender offer or exchange offer for more than 30% of the combined voting power of the Corporation's voting securities until such offer has been abandoned or terminated or a change in control has occurred and unless the Corporation reduces the employee's compensation.

      If, within 24 months following a change in control, the employee's employment with the Corporation is terminated by the Corporation without cause (as defined) or by the employee with good reason (as defined), then the Corporation shall pay to the employee, upon demand, his full base salary through the date of termination at the rate in effect on the date the change in control occurred, plus an amount equal to 1.5 times the sum of (a) his annual base salary at the above-specified rate and (b) the average annual incentive compensation (if any) paid or accrued to his benefit in respect of the two fiscal years prior to the fiscal year in which the change in control occurs. The amount thus payable is subject to upward adjustment in the event that any compensation or benefits received by the employee in connection with a change in control of the Corporation or termination of employment thereafter are subject to certain federal excise taxes, such that the net amount retained by the employee is the same as if such taxes had not been applicable.

      The agreements further provide for the continuation of all noncash employee benefit plans and arrangements, with certain exceptions, for a period of one year following termination of employment after a change in control except by death, by the Corporation for cause or disability, or by the employee other than for good reason. The employee is also entitled to be reimbursed for any reasonable legal fees and expenses he may incur in enforcing his rights under the agreement.

      As of December 31, 1994, each agreement then in effect was extended until December 31, 1995, with automatic annual extensions thereafter unless either the Corporation or the employee gives notice that the agreement shall not be extended. In the event of a change in control while the agreements are in effect, the agreements shall also be automatically extended for 24 months from the date the change in control occurs. The agreements will generally terminate upon termination of employment prior to a change in control of the Corporation.

              REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

      As members of the Compensation and Benefits Committee (the
"Committee"), we are responsible for the administration of the Corporation's Retirement Plan, Executive Deferred Compensation Plan, Executive Incentive Bonus Plan, and stock option plans. The Committee also reviews compensation levels of executive management and makes recommendations to the Board regarding salaries and bonuses to be paid to executives.

      The Corporation's overall approach to executive compensation is based on a philosophy that combines a goal-driven annual cash compensation package with equity incentives designed to build stock ownership among key employees. These two key principles serve to align executives effectively with shareholder interests by focusing management on financial goals needed to secure shareholder value, as well as steady long-term growth, by strongly encouraging significant ownership in the Corporation's stock. Under present circumstances, executive compensation is expected to be fully deductible under the federal tax laws.

      The Corporation maintains a competitive salary structure; each year salaries for executive officers are reviewed against market information assembled by consultants. The objective is to maintain salaries at a level which is equivalent to that of approximately 40 banks surveyed nationwide with total assets ranging from $2 billion to $20 billion. Such banks are among those included in the SIC Code 602 Index referred to under "Stock Performance Graph" below. Competitive rates are determined by a single regression analysis which predicts compensation amounts by position based on size of the institution as measured by criteria appropriate to the position being analyzed, generally assets, loans or deposits. Adjustments to competitive rates are then considered based on the Committee's overall assessment of the Corporation's performance and of each executive's individual contribution and achievement of objectives. Based on the annual market survey and its assessment of individual and corporate performance, the Committee approved a 5.9% increase in salary for 1994 for Daniel R. Nelson, the Corporation's chief executive officer.

      The Executive Incentive Bonus Plan rewards participants for the achievement of corporate, subsidiary, business unit, and individual goals. Goals based on return on assets, return on equity, and net income are set at the beginning of each year in the context of a long-term planning process and a review of peer banks with asset sizes comparable to that of the Corporation and its major banking subsidiaries. Net income is given a relative weight of 50%, while the other factors each receive a weight of 25%. For 1994, participants were assigned target awards, ranging from 15% to 40% of base salary, payable if performance equal to target goals was achieved.
Mr. Nelson's 1994 target award was set at 40% of his base salary based on achievement of corporate goals.

      If performance in 1994 had not reached at least 95% of target levels, no awards would have been paid under the Executive Incentive Bonus Plan; at the 95% level, payments equal to 80% of target awards were payable. If 1994 performance exceeded target levels, amounts in excess of target awards were payable, up to a maximum of 200% of target amounts if performance equaled 110% of target levels.

      The Corporation met or exceeded all target performance levels established for 1994 under the Executive Incentive Bonus Plan. Net income for 1994 of $103,170,912 was 24% higher than in 1993. The Corporation's return on assets for 1994 was 1.28% compared with 1.14% for 1993, while its return on equity for 1994 was 15.63% compared to 15.61% for 1993. Accordingly, a bonus for 1994 of 66% of Mr. Nelson's base salary (as compared to a target award of 40%) was approved by the Committee.

      The Corporation also provides long-term incentive compensation through stock-based awards under the 1991 Performance and Equity Incentive Plan. Stock options are generally granted to executive officers pursuant to the plan each year. Grants are not subject to specific criteria; rather, the Committee considers its subjective evaluation of each individual's contribution to the Corporation's success, the number of exercisable options which the individual already holds and the amount of gain realizable, and the extent to which the individual has sold shares of Common Stock in the past year. Options granted to executive officers include a reload option which is intended to encourage long-term stock ownership.

      In conclusion, the Committee believes its executive compensation philosophy is aligned with the interests of shareholders by enabling the Corporation to attract and retain the level of management talent needed to forge and accomplish a successful business strategy, and by providing reasonable, competitive and motivational rewards.

                                          COMPENSATION AND BENEFITS COMMITTEE

                                          Harry Bettis       John B. Fery
                                          William J. Deasy   Warren E. McCain

                           STOCK PERFORMANCE GRAPH

      The following graph shows the five-year cumulative total return for the period ended December 31, 1994, for the Common Stock, for the NASDAQ Market Value Index, and for the SIC Code 602 Index of domestic commercial banks, in each case assuming investment of $100 at the market close on the last trading day prior to January 1, 1990, and reinvestment of dividends.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                     1990      1991      1992      1993      1994
                     ----      ----      ----      ----      ----

West One Bancorp     $110      $149      $246      $283      $270
SIC Code Commercial
  Banks                77       109       130       154       146
NASDAQ Market
 Index                 81       104       105       126       132


               APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected Coopers & Lybrand LLP as independent auditors to examine the financial statements of the Corporation for the fiscal year ending December 31, 1995. Although the appointment of auditors is not required to be submitted to a vote of the shareholders, the Board of Directors has decided to ask the shareholders to approve the appointment and recommends that you vote FOR approval. If a majority of the shares of Common Stock represented at the annual meeting does not vote to approve the appointment, the Board will reconsider the appointment.

      The Corporation expects representatives of Coopers & Lybrand LLP to be present at the 1995 annual shareholders meeting and to be available to respond to appropriate questions. The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

                                OTHER MATTERS

      Management knows of no matters to be brought before the annual meeting other than the election of directors and ratification of the selection of auditors. However, if any other business properly comes before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them in the proxy.

                SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

      Shareholder proposals submitted for inclusion in the 1996 proxy materials and consideration at the 1996 annual meeting of shareholders must be received by the Corporation by November 8, 1995. Any such proposal should comply with the SEC's rules governing shareholder proposals submitted for inclusion in proxy materials.

March 7, 1995                            WEST ONE BANCORP

                       Free Parking for Annual Meeting

Free parking will be available at the Eastman Garage, Capital Terrace Garage and surface parking areas as indicated on the map below. Parking validation tickets will be available upon request at greeters' tables in the lobby of the Centre. Handicap parking is available as indicated on the map. Parking is not available under the Boise Centre on the Grove.


           Here appears a map showing the location in Boise, Idaho, of the 1995 annual meeting of shareholders of West One Bancorp, including surrounding streets, adjacent buildings, available parking, and entrances to the Boise Centre on the Grove.

                                 APPENDIX I

PROXY
                              WEST ONE BANCORP

                     1995 Annual Meeting of Shareholders

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel R. Nelson and D. Michael Jones as proxies, each with power to act alone and with power of substitution, and hereby authorizes them to represent and to vote all the shares of common stock of West One Bancorp which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 20, 1995, at 10:30 a.m., or any adjournments thereof:

1.    ELECTION OF CLASS I DIRECTORS:

  [ ] FOR all nominees listed below (except as marked to the contrary below)

  [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

      Harry Bettis             John B. Fery
      Norma Denzer Cugini      Stuart A. Hall

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

_________________________________________________________________


2. PROPOSAL TO APPROVE THE APPOINTMENT OF COOPERS & LYBRAND LLP as independent auditors for the fiscal year ending December 31, 1995.

  [ ]  FOR      [ ]  AGAINST   [ ]  ABSTAIN


3. In their discretion, upon any other matters which may properly come before the meeting.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2. If a person other than the nominees listed above is nominated for election as a Class I director, the persons named as proxies may vote cumulatively and distribute votes among the nominees in their discretion. If any other matters properly come before the meeting, the persons named as proxies will vote in accordance with their best judgment.

The undersigned acknowledges receipt of the 1995 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

Please sign exactly as your name appears below. If the shares are jointly held, each joint owner named should sign. When signing as attorney, personal representative, administrator, or other fiduciary, please give full title.
If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                Date:__________________________, 1995

                _____________________________________
                     (Signature of Shareholder)


                _____________________________________
                     (Signature of Shareholder)

      Please Mark, Sign, Date, and Return the Proxy
      Card Promptly Using the Enclosed Envelope.

                                APPEDNDIX II

March 7, 1995                                             WEST ONE
                                                          BANCORP


TO:   PARTICIPANTS IN THE WEST ONE BANCORP EMPLOYEE THRIFT INVESTMENT PLAN

The enclosed Notice of Annual Meeting of West One Bancorp (the "Corporation"), Proxy Statement, a proxy card, return envelope, and copy of the Corporation's 1994 Annual Report to its shareholders are being sent to you as a participant in the Corporation's Employee Thrift Investment Plan (the "Plan"). The Notice of Annual Meeting, Proxy Statement, and 1994 Annual Report are the same as those furnished by the Corporation to its shareholders. They are furnished to you for your information and pursuant to the terms of the Plan.

West One Bank, Idaho, Trustee of the Plan, will vote the full shares of common stock of the Corporation credited to your account in the Plan (whether or not fully vested) as of February 25, 1995, in accordance with your instructions. The number of shares you hold in the Plan can be identified by the label on your proxy card. The numbers shown in the bottom right-hand corner of the label identify the shares credited to you.

In order to furnish the Trustee with your voting instructions, you should check the appropriate boxes on the enclosed proxy card, sign and date the card, and return it to the Trustee using the enclosed return envelope. This proxy card is for use only to direct the Trustee in voting the shares credited to your accounts in the Plan. If the proxy card is not signed and returned to the Trustee, these shares will not be voted.

If you wish to have the Trustee vote according to your instructions, the Trustee must receive your completed proxy card no later than April 15, 1995.

THRIFT INVESTMENT PLAN COMMITTEE

(Terrance J. Dobson)
(Gary J. Peters)
(D. Michael Jones)
(Scott M. Hayes)
(Steven A. Souders)
(Jennifer Young)